ASHFORD PLACE
                              A LIMITED PARTNERSHIP

                            Financial Statements and
                                Auditor's Report

                           December 31, 2001 and 2000

                                TABLE OF CONTENTS


                                      Page

Independent Auditors Report                                                    1

Financial Statements

         Balance Sheet                                                         2

         Statement of Income (Loss)                                            3

         Statement of Changes in Partners Capital                              4

         Statement of Cash Flow                                                5

         Notes to Financial Statements                                         6

                        LEWIS P. COLBERT & ASSOCIATES, PC
                           Certified Public Accountant



                          INDEPENDENT AUDITOR'S REPORT

To the Partners
ASHFORD PLACE, Limited Partnership

     I have audited the accompanying balance sheet of ASHFORD PLACE, Limited Partnership as of December 31, 2001, and the related statements of income
(loss), changes in partners capital and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit. I did not audit the balance sheet of ASHFORD PLACE, Limited Partnership as of December 31, 2000 or the related statements of income (loss), changes in partners capital and cash flow for the year then ended. Those statements were audited by other auditors whose report has been furnished to me, and my opinion for that year is based solely on the report of the other auditors.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit and the report of the other auditors provide a reasonable basis for my opinion.

     In my opinion, based on my audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of ASHFORD PLACE, Limited Partnership as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



May 6, 2002                            /s/LEWIS P. COLBERT & ASSOCIATES, PC
                                          LEWIS P. COLBERT & ASSOCIATES, PC





3750 W. Main Street, Suite 106, Norman, Oklahoma 73072-4657 Telephone (405) 321-7284 Fax (405) 321-8581 email: patcolbert@lpccpa.com

                        ASHFORD PLACE LIMITED PARTNETSHIP
                                  Balance Sheet
                           December 31, 2001 and 2000

                                     ASSETS
CURRENT ASSETS                                                2001                       2000
                                                         -----------               -----------
     Cash in banks - unrestricted                        $     4,678               $     1,431
                   - restricted - security deposits           15,928                    17,850
                                  cash reserve C.D.           28,070                    28,070
                                  replacement reserve         45,490                    29,683
                                - impound escrows             23,118                    10,227
     Prepaid expenses                                          3,192                         -
                                                         -----------               -----------

                                                             120,476                    87,261
                                                         -----------               -----------
PROPERTY AND EQUIPMENT
     Land improvements                                       432,875                   432,875
     Buildings                                             3,882,893                 3,882,893
     Furniture and fixtures                                  647,032                   647,032
                                                         -----------               -----------
                                                           4,962,800                 4,962,800
     Accumulated depreciation                               (782,470)                 (564,106)
                                                         ----------                -----------
                                                           4,180,330                 4,398,694
     Land                                                    102,670                   102,670
                                                         -----------               -----------
                                                           4,283,000                 4,501,364
                                                         -----------               -----------

TOTAL ASSETS                                             $ 4,403,476               $ 4,588,625
                                                         ===========               ===========

                        LIABILITIES AND PARTNERS CAPITAL
CURRENT LIABILITIES
     Real estate taxes payable                           $    16,800               $    16,827
     Trade accounts payable                                   16,221                     5,044
     Accrued expenses                                          2,221                         -
     Tenant security deposits                                 15,928                    17,850
     Mortgage payable                                      2,279,633                 2,305,112
                                                         -----------               -----------
                                                           2,330,803                 2,344,833
                                                         -----------               -----------
OTHER LIABILITIES
     Deferred developers fee                                 534,714                   534,714
     Due to related entities                                   2,500                         -
                                                         -----------               -----------

                                                             537,214                   534,714
                                                         -----------               -----------

PARTNERS CAPITAL                                           1,535,459                 1,709,078
                                                         -----------               -----------

TOTAL LIABILITIES AND PARTNERS
     CAPITAL                                             $ 4,403,476               $ 4,588,625
                                                         ===========               ===========

       See accompanying notes to financial statements and auditors report.
                                       -2-

                                  ASHFORD PLACE
                              A LIMITED PARTNERSHIP
                           Statement of Income (Loss)
                 For the Years Ended December 31, 2001 and 2000


                                                              2001                       2000
                                                              ----                       ----
REVENUE
     Rents                                               $ 447,020                 $   398,059
     Other income                                           19,794                      31,215
                                                         -----------               -----------
TOTAL REVENUE                                              466,814                     429,274
                                                         -----------               -----------

OPERATING EXPENSE
     Salaries-manager and leasing                           28,326                      56,604
     Management fees                                        22,600                      25,800
     Legal and professional                                  1,177                       9,279
     Office expenses                                         3,410                      18,840
     Marketing                                              14,930                       8,975
     Utilities                                              35,038                      32,752
     Telephone                                               5,898
     Maintenance and repairs                                67,934                      21,850
     Reporting fee                                           2,500
     Insurance                                              29,590                       4,603
     Property and other taxes                               33,802                      33,654
     Miscellaneous expenses                                  8,025                      11,202
                                                         -----------               -----------
                                                           253,230                     223,559
                                                         -----------               -----------
NET OPERATING INCOME (LOSS)                                213,584                     205,715
                                                         -----------               -----------

OTHER INCOME
     Interest income                                           657                           -
                                                         -----------               -----------

OTHER EXPENSES
     Mortgage interest                                     169,496                     171,306
     Depreciation                                          218,364                     218,364
                                                         -----------               -----------
                                                           387,860                     389,670
                                                         -----------               -----------

NET INCOME (LOSS)                                        $(173,619)                $  (183,955)
                                                         ===========               ============


       See accompanying notes to financial statements and auditors report.
                                       -3-

                                  ASHFORD PLACE
                              A LIMITED PARTNERSHIP

                    Statement of Changes in Partners Capital
                 For the Years Ended December 31, 2001 and 2000


                                                                General          Limited
                                            Total               Partners         Partners
                                          ----------            ----------       ---------

         Balance January 1, 2000       $  1,893,033          $     69,269      $ 1,823,764

         Net loss year ended
         December 31, 2000                 (183,955)               (1,840)        (182,115)
                                          ----------            ----------       ---------

         Balance December 31, 2000        1,709,078                67,429        1,641,649

         Net loss year ended
         December 31, 2001                 (173,619)               (1,736)        (171,883)
                                          ----------            ----------       ---------

         Balance December 31, 2001     $  1,535,459          $     65,693      $ 1,469,766
                                          ==========            ==========       =========








       See accompanying notes to financial statements and auditors report.
                                       -4-

                                  ASHFORD PLACE
                              A LIMITED PARTNERSHIP

                             Statement of Cash Flow
                 For the Years Ended December 31, 2001 and 2000

                                                                          2001                    2000
                                                                       ---------               ---------

CASH FLOW FROM OPERATING ACTIVITIES
     Net income (loss)                                               $ (173,619)            $ (183,955)
     Depreciation                                                       218,364                218,364
     (Increase) decrease in prepaid expenses                             (3,192)                     -
     Increase (decrease) in current liabilities                          13,371                  5,349
     Increase (decrease) in related party payables                        2,500                      -
                                                                       ---------              -----------

NET CASH PROVIDED (USED) BY OPERATING
ACTIVITIES                                                               57,424                 39,758
                                                                       ---------              -----------

CASH FLOW FROM INVESTING ACTIVITIES
     (Increase) decrease in reserve C.D.                                      -                 18,304
     (Increase) decrease in replacement reserve                         (15,807)               (15,687)
     Increase (decrease) in impound escrows                             (12,891)               (10,227)
                                                                       ---------              -----------

NET CASH PROVIDED (USED) BY INVESTING
ACTIVITIES                                                              (28,698)                (7,610)
                                                                       ---------              -----------

CASH FLOW FROM FINANCING ACTIVITIES
     Decrease in mortgage payable                                       (25,479)               (23,671)
     Decrease in mortgage lender advance                                      -                (10,571)
                                                                       ---------              -----------

NET CASH PROVIDED (USED) BY FINANCING
ACTIVITIES                                                              (25,479)               (34,242)
                                                                       ---------              -----------

NET INCREASE (DECREASE) IN CASH                                           3,247                 (2,094)

CASH BEGINNING OF YEAR                                                    1,431                  3,525
                                                                       ---------              -----------

CASH END OF YEAR                                                     $    4,678             $    1,431
                                                                       =========              ===========


       See accompanying notes to financial statements and auditors report.
                                       -5-

                                  ASHFORD PLACE
                               LIMITED PARTNERSHIP
                          Notes to Financial Statements
                           December 31, 2001 and 2000

NOTE  1 -  GENERAL INFORMATION

     ASHFORD PLACE, A LIMITED PARTNERSHIP (the "Company") was formed as a limited partnership under the laws of the State of Oklahoma on August 6, 1996, for the purpose of constructing and operating a 100 unit apartment complex located in Shawnee, Oklahoma. An Agreement of Limited Partnership was entered into on August 5, 1996, with E. Allen Cowen, II as general partner (later E.A.C. Construction, Inc.) and Earnest Cowen and Dora Cowen as limited partners.

     On December 31, 1996, the Agreement of Limited Partnership was amended and restated admitting WNC Housing Tax Credit Fund V, L.P., Series 4 and WNC Housing,L.P. as additional limited partners with Earnest Cowen and Dora Cowen withdrawing as a limited partners.

During 2002, E.A.C. Construction, Inc. withdrew as general partner and was replaced by WNC Oklahoma, L.L.C. At this point, the ownership is as follows: WNC Oklahoma,L.L.C., general partner, 01.00%, WNC Housing Tax Credit Fund V, L.P., Series 4, limited partner, 98.99% and WNC Housing, L.P., limited partner,00.01%. Profits and losses are allocated to the partners in accordance with their respective ownership percentage.

     The Company was awarded Low Income Housing Tax Credits in 1998, and therefore operates its housing in accordance with Section 42 of the Internal Revenue Code.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
Accounting Estimates
--------------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Rental Property and Equipment
-----------------------------
     Rental property and equipment is stated at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

                  Buildings                                40 years
                  Land Improvements                        15 years
                  Furniture, fixtures and appliances        7 years

     Major expenditures for renewals or improvements that maintain or extend the assets useful life are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred.

                                  ASHFORD PLACE
                              A LIMITED PARTNERSHIP
                          Notes to Financial Statements
                           December 31, 2001 and 2000

Rental Income
-------------

     The rental property is generally leased to tenants who qualify under the provisions of Section 42 of the Internal Revenue Code under one year leases. Rental revenue is recognized on a straight line basis over the term of the lease net of provisions for uncollectable amounts.

Income Taxes
------------
     Under the provisions of the Internal Revenue Code and applicable state laws, the Partnership is not directly subject to income taxes; the results of its operations are includible in the tax returns of its partners. Therefore, no provision for income tax has been included in the accompanying financial statements.

     The tax loss to the partners is higher than the financial statement loss due to the utilization of an accelerated depreciation method for tax purposes. The following is a reconciliation of the net loss per financial statements and per the tax returns for:

                                                     2001              2000
Net loss per federal income tax return           $(210,882)        $(256,982)
Difference between tax and GAAP
         depreciation expense                       36,963            73,027
                                                   -------           -------
Net loss per accompanying financial statements   $(173,919)        $(183,955)
                                                   ========         ========

NOTE 3 - RELATED PARTY TRANSACTIONS
         A development fee has been capitalized into the basis of the rental property. This fee is payable to the Developer, which is a related entity.

         The partnership owes its limited partner $2,500 and $0 at 12-31-01 and 12-31-00 respectively. These are reflected as Due to Related Entity in the Other Liabilities section of the balance sheet.

         A Developer Fee in the amount of $591,714 was capitalized into the basis of the rental property. A substantial amount of the developer fee is to be deferred and paid by available cash from future partnership rental operations. The deferred Developer Fee is $534,714 at 12-31-01 and 12-31-00 and is reflected as a liability on the accompanying financial statements.


NOTE 4 - LONG TERM LIABILITIES

         During 1998 the Partnership paid off construction financing and entered into permanent financing in the amount of $2,349,000 with Greystone Servicing Corporation, Inc.

                                  ASHFORD PLACE
                              A LIMITED PARTNERSHIP
                          Notes to Financial Statements
                           December 31, 2001 and 2000

NOTE 4 - LONG TERM LIABILITIES-continued

         The financing carries an interest rate of 7.39% per annum with a thirty year amortization and monthly payments of principal and interest in the amount of $16,247.98. All unpaid principal and interest is due January 1, 2029. The note has as its collateral all of the real and personal property of the Partnership. No partner is personally liable for the payment of this note.

        Aggregate maturities of principal for the next five years is as follows:
                  2002                               $ 27,427
                  2003                               $ 29,524
                  2004                               $ 31,782
                  2005                               $ 34,212
                  2006                               $ 36,827

         NOTE 5 - PROPERTY MANAGEMENT

         On Janaury 2, 2001, the Company entered into a Management Agreement with Pinnacle Realty Management Company whereby Pinncale would assume all operational duties in return for a fee equal to $18 per unit until 90% occupancy is achieved, thereafter, five percent (5%) of gross income from the property.

         Pinnacle Realty Management Company is unrelated in any form to any owners, either general or limited partners, of the Partnership.

NOTE 6 - DISCLOSURE OF CERTAIN SIGNIFICANT RISKS
         Pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, the Company was awarded low income housing tax credits by the Oklahoma Housing Finance Agency (OHFA). In accordance with the requirements of Section 42, the rental rates are restricted and only certain low income individuals and families qualify as tenants. The Company and its property are subject to a regulatory agreement with OHFA.

NOTE 7 - LOW INCOME HOUSING TAX CREDITS (UNAUDITED)
         The Company was awarded low income housing tax credits by the Oklahoma Housing Finance Agency amounting to $3,901,360.